Exhibit 21

University General Health System, Inc.

List of Subsidiaries

As of December 31, 2011

The direct and indirect subsidiaries of University General Health System, Inc. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Company. The names, jurisdiction of incorporation of such subsidiaries and percentage of voting securities owned by the Company are set forth below.

Name of Subsidiary	Jurisdiction in Which Incorporated	Percentage of Voting Securites Owned
UGHS Management Services, Inc.	Texas	100%
Jacinto Surgery Management, LLC	Texas	20%
Southeast Healthcare Management Services, LLC	Texas	100%
UGHS Hospitals, Inc.	Texas	100%
UGHS ER Services, Inc.	Texas	100%
UGHS Alvin Hospital, Inc.	Texas	100%
University General Hospital, LP	Texas	100%
UGHS Ancillary Services, Inc.	Texas	100%
ASP of Dickinson, LLP	Texas	15%
University Hospital Systems, LLP	Delaware	100%
UGHS Real Estate, Inc.	Texas	100%
UGHS Support Services, Inc.	Texas	100%
UGHS Autimis Billing, Inc.	Texas	100%
UGHS Autimis Coding, Inc.	Texas	100%
Sybaris Group, Inc.	Texas	100%
UGHS Senior Living, Inc.	Texas	100%
UGHS Senior Living of Pearland, LLC	Texas	100%
UGHS Senior Living of Port Lavaca, LLC	Texas	100%
UGHS Senior Living of Knoxville, LLC	Texas	100%
TrinityCare Senior Living, LLC	Texas	51%